Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.

William J. Carden, Chairman, President and CEO (949) 753-7111 Harry A. Mizrahi, Chief Operating Officer (212) 953-9798	Porter, LeVay & Rose, Inc. Michael Porter, President – Investor Relations (212) 564-4700

AMERICAN SPECTRUM REALTY REPORTS FIRST QUARTER RESULTS

ANNOUNCES PLANNED PROPERTY SALES AND

AUTHORITY TO REPURCHASE UP TO 300,000 SHARES OF COMMON STOCK

ANNOUNCES PURCHASE OF OFFICE PROPERTY IN HOUSTON, TEXAS

Irvine, CA, May 13, 2003 – American Spectrum Realty, Inc. (AMEX: AQQ) announced today its results for the first quarter ended March 31, 2003.

Rental revenue from real estate held for investment totaled $8,848,000 for the first quarter of 2003, compared with $8,807,000 for the same prior-year quarter. Weighted average occupancy of the Company’s properties at March 31, 2003 and 2002 was 79% and 86%, respectively.

Rental revenues for the first three months of 2003 include revenues from three office buildings acquired in the second and third quarter of 2002.  Rental revenues for the first three months of 2003 and 2002 do not include revenues from two properties, a California apartment complex and an Arizona industrial property, which are considered held for sale.  In accordance with generally accepted accounting principles, the results of operations of the acquired properties are included in the Company’s results since acquisition and the results of the two properties considered held for sale are included in the Company’s financial statements as discontinued operations.

The Company reported a net loss of $2,276,000, or $0.41 per common share, for the first quarter of 2003 versus  $2,101,000, or $0.38 per common share, for the first quarter of 2002.  Results for the first quarter of 2003 and 2002, respectively, reflect the following non-cash charges: depreciation and amortization from real estate held for investment of $3,003,000 and $2,751,000, deferred compensation expense of $79,000 and $273,000; and the following non-cash items: deferred rental income of $138,000 and $130,000, minority interest of $294,000 and $276,000, and amortization of loan premiums of $140,000 and $134,000.

American Spectrum also announced today that it has entered into contracts to sell fourteen of its non-core properties for estimated net sales proceeds of approximately $14 million after payment of debt, sales expenses and reinvestment of a portion of the proceeds.  The sales, which are expected to close in the second and third quarters of 2003, are subject to due diligence by the buyers, and there is no assurance that the sales will close.  American Spectrum also said that its Board of Directors has authorized the purchase of up to 300,000 shares of its common stock from the proceeds of the property sales.  Any such purchases would be made from time to time in open market transactions.

American Spectrum separately reported that it acquired a 59,550 square foot office building in Houston, Texas from an affiliated entity for the assumption of debt, a deferred payment and the issuance of 141,268 units in its Operating Partnership.  After one year, each such unit may be exchanged for one share of common stock or its market value at the discretion of the Company.

William J. Carden, President of American Spectrum stated, “We entered 2003 on solid ground and are making progress toward achieving our growth objectives.  We continue to focus our portfolio on core office and industrial properties in targeted markets in California, Texas and Arizona.  By purchasing assets in our primary markets, we are creating operating efficiencies, which should improve our profitability.  Our Board’s action authorizing the repurchase of shares of American Spectrum common stock evidences the Board’s view of our Company’s intrinsic value in today’s challenging economic environment.”

American Spectrum Realty, Inc. is a diversified real estate investment and management company that owns 33 office, industrial, apartment and retail properties aggregating 3,633,000 square feet in California, Texas, Arizona, South Carolina and the Midwest.  Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands)

	Quarter Ended March 31,
	2003	2002
REVENUES:
Rental revenue	$8,848	$8,807
Interest and other income	10	79
Total revenues	8,858	8,886
EXPENSES:
Property operating expense	3,639	3,168
General and administrative	1,593	2,417
Depreciation and amortization	3,003	2,751
Interest expense	3,297	3,017
Total expenses	11,532	11,353
Net loss before minority interest and discontinued operations	(2,674)	(2,467)
Minority interest	294	276
Net loss before discontinued operations	(2,380)	(2,191)
Income from discontinued operations	104	90
Net loss	(2,276)	(2,101)

Basic and diluted per share data:
Net loss before discontinued operations	(0.43)	(0.40)
Income (loss) from discontinued operations	0.02	0.02
Net loss	(0.41)	(0.38)

	March 31, 2003	December 31, 2002
Real estate held for investment, net	$221,549	$223,869
Real estate assets held for sale	13,926	14,466
Cash	755	788
Total assets	251,579	253,557
Notes payable, net of premiums	172,327	173,238
Total liabilities	213,594	213,081
Total stockholders’ equity	28,790	30,857